Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PROFUSA, INC.

BINDING TERM SHEET FOR APAC JOINT VENUTRE

_____________, 2020

This Term Sheet (“Term Sheet”) sets forth the key terms of certain transactions between PROFUSA, Inc., a California corporation (the “Company”) and the Investors described below by which (i) the Company shall set up a fully-owned subsidiary in Asia (the “JV”) and grant to the JV certain exclusive license under the Company’s intellectual property and data for the JV to develop and commercialize the Licensed Products (as defined below) in Asia Pacific and (ii) the Investors shall obtain a right to subscribe preference shares of the JV at pre-determined terms and conditions described below (the “Transaction”). The Transaction shall be conducted and the transaction documents for the Transaction shall be prepared in accordance with the terms and conditions hereof (which shall be legally binding on the parties) (the “Transaction Documents”) and each party hereto shall use its commercially reasonable effort and shall negotiate in good faith, to prepare, agree and enter into the definitive agreements based on the terms set out in this Term Sheet.

Each party intends that this Term Sheet will be superseded by the Transaction Documents, provided that, until the Transaction Documents are executed and delivered, this Term Sheet shall set forth the agreement of the parties relating to the Transaction. Each party confirms that the execution and delivery of this Term Sheet by such party had been authorized by all requisite action, corporate or otherwise, by such party.

For the purpose of the Transaction, “Asia Pacific” shall mean Greater China (which includes the People’s Republic of China (“China”), Hong Kong SAR, Macau SAR, Taiwan), South Korea, New Zealand, Australia and the 10 ASEAN countries (Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam).

Parties:

PROFUSA, Inc., a California Corporation (the “Company”), Carbis Bay Limited (or its Affiliates) (“Carbis Bay”), BC hSensor Limited (or its Affiliates) (“BC”), and Tasly (International) Healthcare Capital Company Limited (or its Affiliates) (“Tasly,” and together with Carbis Bay and BC, the “Investors”).

The License, Licensed Products and JV Establishment
Board approval	On or before the closing of the convertible notes of the Company subscribed for by the Investors, board approval of the Company shall be obtained that the Company has approved the Term Sheet and all the future transactions contemplated below including but not limited to the License, the Licensed Products, the JV Establishment, the Seed Capital, the Subsequent Right of Subscription etc. and the parties have duly executed the Term Sheet.
JV Incorporation	The Company shall incorporate a fully-owned subsidiary under the laws of Singapore as soon as practically feasible after the date of the Term Sheet (the “JV”).
Licensed Products	1. Lumee Glucose. The Company’s proprietary glucose biosensor system with all the components for use in continuous monitoring of glucose for the diagnosis, mitigation, treatment and prevention of diabetes (“Lumee Glucose”), as existing on the effective date and any improved versions developed by the Company within 10 years after the effective date, except that this shall not cover any proprietary IP or improved versions solely created under a collaboration between the Company and any Unrelated Third Party (including DARPA, NIH and other governmental authorities) which is subject to any restrictions under any Unrelated Third Party agreements existing now or in the future; and

 CONFIDENTIAL

2. Lumee Oxygen. The Company’s proprietary oxygen biosensor system with all the components for use in any type of application concerning COVID-19 and related influenzas (the “Lumee Oxygen COVID-19”), as existing on the effective date and any improved versions developed by the Company within 10 years after the effective date, except that this shall not cover any proprietary IP or improved versions solely created under a collaboration between the Company and any Unrelated Third Party (including DARPA, NIH and other governmental authorities) which is subject to any restrictions under any Unrelated Third Party agreements existing now or in the future.

(the above products collectively referred to as the “Licensed Products”)

Seed Capital	As soon as practically feasible after the JV is incorporated and on a date as mutually agreed by the Investors (but in any event no later than 1 month after the JV is incorporated) (the “Closing”) the Investors shall consummate the initial capital injection of US$350,000.00 in aggregate (the “Seed Capital”) to subscribe the Series A preference shares of the JV at the Series A issue price that reflects the initial pre-money valuation of the JV at US$10 million (the “Series A Price”). The allocation of the Seed Capital among the Investors shall be based on the Allocation Basis (as defined below).
	(For illustration purpose only)

		JV Share Number	Pre-money valuation (US$)	Series A Price (US$)	Investment Amount (US$)	Number of new Series A Shares	Cumulative Series A Shares	Investors Aggregate shareholding	Post-money valuation (US$)
	1	50,000	10,000,000	200	350,000	1,750	1,750	3.40%	10,350,000

License	As condition precedent of the Closing, the Company shall enter into a legally binding agreement with the JV where the Company grants to the JV an exclusive, perpetual license under the Company’s intellectual property and data, to use, develop, manufacture (excluding the Tissue-Integrating Biosensor Component, described below) and commercialize the Licensed Products in Asia Pacific (the “License”). Such License shall also cover the license scope as mentioned under the below sections of “Tissue-Integrating Biosensor Component”, “External Reader Component”, “External Injector Component”, Data Analysis Component” and “Digital Health Applications”. If the JV makes any modifications or improvements to the Licensed Products, such components, it would grant a perpetual, exclusive, sublicensable, transferable (in connection with a sale or change of control) license thereto to the Company for exploitation outside Asia Pacific, except that this shall not cover any proprietary IP or improved versions solely created under (i) a collaboration between the JV and any Unrelated Third Party which is subject to any restrictions under any Unrelated Third Party agreements existing now or in the future. For the avoidance of doubt, in the case of a collaboration between the JV and Investors which is subject to applicable local laws or regulations, the JV’s aforesaid exclusive license to the Company for any proprietary IP or improved versions created under such collaboration for use and exploitation outside of Asia Pacific shall exclude such IP that is strictly prohibited under applicable local laws or regulation from being licensed to the JV. The License to the JV shall be sublicensable and assignable in connection with a Third Party sale of the JV approved in accordance with the governance provisions below. As used in this Term Sheet, “Unrelated Third Party” means any person or entity other than the Company, the JV, the Investors, or any of its or their affiliates. A “Third Party” means any person or entity other than the Company or the JV, or its or their affiliates.

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The parties further agree that:

a)     a 1 million (USD) upfront fee is payable for the License within 9 months after the date of the License;

b)     for Licensed Products (i.e. Lumee Glucose and Lumee COVID-19) – (i) if the JV or its Affiliates, or the Investors or its or their Affiliates (the aforesaid however shall exclude Tasly or its Affiliates for purposes of this clause (i)), determines to commercialize Lumee Glucose and Lumee COVID-19, then a royalty of [***]% of Net Sales generated from such Licensed Products and Digital Health Applications (to the extent sold separately from the relevant Licensed Product) shall be payable by the JV to the Company, or (ii) notwithstanding clause (i) above, if the JV determines to sub-license Lumee Glucose and Lumee COVID-19 to any other party (which includes Tasly or its Affiliates) and as a result the JV or its Affiliates obtains any royalties, sub-licensing fee, upfront payment or milestone payment from any partners, affiliates or sublicensees in Asia Pacific in future business collaboration or activities in Asia Pacific, [***]% of such proceeds (split on an after-tax basis paid by the JV including any withholding tax) received by the JV regarding Lumee Glucose and Lumee COVID-19 and relevant Digital Health Applications (to the extent commercialized separately from the relevant Licensed Product) shall be payable by the JV to the Company concurrently upon receipt by the JV. To address any potential tax implication from the receipt and payment of such proceeds on part of the JV and for avoidance of doubt, the parties further agree that (i) the aforesaid [***]% shall be calculated on after-tax basis i.e. the net proceeds amount received by the JV after deducting any tax incurred on receipt of such proceeds and (ii) for any additional tax liability (including any withholding tax) incurred by the JV for paying any proceeds to the Company, the Company will share [***]% of such tax liability and such tax amount shall be reduced accordingly from the actual proceeds payable by the JV to the Company.

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“Net Sales” means the gross amounts invoiced or otherwise billed by the JV, by its affiliates, or by its or their partners or sub-licensees to an Unrelated Third Party for sales of the Licensed Products in the licensed field and territory, less the following deductions to the extent included in the gross invoiced price for the Licensed Products or otherwise directly paid or actually incurred by the JV, by its affiliates, or by its or their partners or sub-licensees:

(i)      trade, quantity and cash discounts;

(ii)     discounts, refunds, rebates, chargebacks, and price adjustments;

(iii)    product returns (including by recall) ; and

(iv)    freight, insurance and handling fees not paid by the customer; and

(v)     any tax imposed on the sale of the Product, including without limitation, sales or value added taxes,

provided that, the sum of those deductions in items (i) through (iii) shall not exceed [***]% of the gross sales of the Licensed Products.

The License to the JV shall permit the Company to engage in R&D for and manufacture the Licensed Products or any of their components, and to conduct clinical trials, within Asia Pacific for commercialization outside of Asia Pacific.

Intellectual Property

The Company warrants that, to its knowledge as of the effective date of the Agreement, the Company is the sole owner of all the intellectual property and patents (whether granted or in application) concerning the Licensed Product free of encumbrance and will not cause any party to breach, violate, infringe or otherwise default under any Third Party right or agreement.

The Company shall be responsible for maintaining all the patents (whether granted or in application) concerning the Licensed Products and the Company shall not discontinue, terminate or cancel any patents (whether granted or in application) concerning the Licensed Products without written consent of the JV. However, the JV shall reimburse any cost and expense incurred by the Company for maintaining such patents concerning the Licensed Products in Asia Pacific.

The JV shall be solely responsible for any Third Party claim or litigation on any intellectual property dispute concerning the Licensed Product in Asia Pacific and the JV shall indemnify, defend and hold harmless the Company from any losses payable by the Company to such Third Party arising or resulting from any such Third Party claim, action, suit, or other proceeding and any settlement or consent judgment. Notwithstanding the foregoing, the Company shall indemnify the JV for any losses payable by the JV to any Third Party arising or resulting from any breach of the Company’s representations and warranties under the Agreement, including with respect to intellectual property and patents as set forth above.

JV Board Governance	Immediately upon the Closing, the Company shall be entitled to appoint to the board of directors of the JV (the “Board”) three directors (the “Company Directors”) and the Investors shall have a right to appoint three directors (one for each) (the “Investors Directors”), and one independent director who is unaffiliated with the Investors and the Company as mutually agreed and appointed by the Investors and the Company. Such ratio between the Investors Directors and the Company Directors shall remain the same since the Closing except with written approval of the Investors and the Company. The Company shall not remove or replace any of the Investors Directors except with written approval of the Investors and vice a versa.

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Subsequent Right of Subscription	At the Closing, the Company, the JV and the Investors shall enter into a legally binding agreement whereby the Company and the JV agree to grant to the Investors a right of subscription to subscribe the Series A preference shares of the JV at the Series A Price, at any time at the absolute discretion of the Investors but within 3 years after the date of the agreement, and in such number of tranches at the absolute discretion of the Investors until the Investors has invested up to US$11 million in aggregate by maximum (including the Seed Capital) (the “Series A Subscription”). Please refer to below table for illustrative purpose. For the avoidance of doubt, the same Series A Price shall apply to whichever investment tranche.
	(For illustration purpose only)

		JV Share Number	Pre-money valuation (US$)	Series A Price (US$)	Investment Amount (US$)	Number of new Series A Shares	Cumulative Series A Shares	Investors Aggregate shareholding	Post-money valuation (US$)
	1	50,000	10,000,000	200	350,000	1,750	1,750	3.4%	10,350,000
	2	51,750	10,350,000	200	2,000,000	10,000	11,750	19.0%	12,350,000
	3	61,750	12,350,000	200	3,500,000	17,500	29,250	36.9%	15,850,000
	4	79,250	15,850,000	200	5,150,000	25,750	55,000	52.4%	21,000,000

	The funding of such amount in whichever tranches shall always be allocated among the Investors based on the following ratio (the “Allocation Basis”):

	Carbis Bay	33.33%

	BC	33.33%

	Tasly	33.33%

* - The aforesaid Series A preference shares shall be issued to each of Carbis Bay, BC and Tasly corresponding to the Allocation Basis as mutually determined by them.

The Company shall have a preferential right of first refusal to match the terms of any investment proposal received by the JV and directly make such investment in the JV, excluding in all cases the Series A Subscription by the Investors summarized above. The Investors waive, as the requisite holders for such action under the Company’s Articles of Incorporation, any protection provisions as holders of the Company’s Series C Preferred Stock and Series B Preferred Stock that would prevent the Company from purchasing the JV’s securities pursuant to any exercise of the aforesaid preemptive right, and delegate any such decision by the Company to invest, or not, in the JV’s securities to the independent members of the Board of Directors of the Company.

Senior Management	The recruitment of the senior management including the CEO of the JV shall be decided by the Board.

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Tissue- Integrating Biosensor Component	The Company shall grant an exclusive, perpetual license to the JV to use the tissue-integrating biosensor components of and only for the Licensed Products in whatever country in Asia Pacific as the JV deems appropriate. The Company shall enter into a supply agreement with the JV currently with the Closing to supply the tissue-integrating biosensor components to the JV on commercially set terms between the parties. If the Company fails to supply the tissue-integrating biosensor components to the JV due to regulatory, trade or any other legal limitation or otherwise willfully fails to meet its supply obligations, the JV shall be granted a license to the JV to manufacture the tissue-integrating biosensor components of and only for the Licensed Products in whatever country in Asia Pacific as the JV deems appropriate and agrees to transfer the manufacturing process of the tissue-integrating components to the JV and disclose to the JV the know how concerning such manufacturing.
External Reader Component	The Company shall grant an exclusive, perpetual license to the JV to use, develop and manufacture the external reader component of and only for the Licensed Products in whatever country in Asia Pacific as the JV deems appropriate and agrees to transfer the manufacturing process of the reader to the JV and disclose to the JV the know how concerning such manufacturing (for commercialization solely in Asia Pacific).
External Injector Component	The Company shall grant an exclusive, perpetual license to the JV to use, develop and manufacture the external injector component of and only for the Licensed Products, which manufacturing activity may be undertaken in whatever country in Asia Pacific as the JV deems appropriate and agrees to transfer the manufacturing process of the injector to the JV and disclose to the JV the know how concerning such manufacturing (for commercialization solely in Asia Pacific).
Data Analysis Component	The Company would retain sole control of all data analysis algorithms, API and source code components for the Licensed Product and would not be obligated to disclose them to the JV. However, if required by law or to the extent necessary for localization requirements in a particular jurisdiction in Asia Pacific, the Company agrees to disclose to the JV the data analysis algorithms, API and source code components for the Licensed Products solely to the extent that they are necessary for development and integration of the Licensed Products with any downstream or digital health applications, for commercialization solely in Asia Pacific.
Digital Health Applications:	The Company shall grant an exclusive, perpetual license to the JV to use, develop and commercialize independently digital health applications related to and used in conjunction with the Licensed Products in Asia Pacific by itself or in collaboration with partner(s).
Right of First Negotiation of Tasly:

So long as Tasly continues to hold all of the Series C Preferred Shares of PROFUSA purchased by Tasly pursuant to the Series C Preferred Stock Purchase Agreement dated 30 April 2018, Tasly shall have an exclusive right of first negotiation with respect to any Commercial Rights (as defined below) to be granted by the JV for the commercialization of any Diabetes-related Product (as defined below) in People’s Republic China (“China”, including Hong Kong and Macau) only.

The JV and Tasly will negotiate in good faith on a commercially reasonable efforts basis the terms of a definitive agreement with respect to the Commercial Rights for a period of [***] days following initial notice by the JV to Tasly of the JV’s intention to look for an exclusive partner to commercialize the Diabetes-related Product in China (the “Exclusive Negotiation Period”). Prior to expiration of the Exclusive Negotiation Period, the JV shall not authorize or procure any other Third Party to be a commercial partner of its Diabetes-related Product in China. For the avoidance of doubt, the Right of First Negotiation granted to Tasly shall: (i) be subject to and condition upon the formation of the JV; (ii) not apply with respect to the Third Party commercialization of any product other than a Diabetes-related Product to be sold or distributed in China; (iii) does not preclude the JV from negotiating with and engaging another party if Tasly and the JV fail to reach an agreement on terms by the end of the Exclusive Negotiation Period; and (iv) does not preclude the JV from establishing its own direct sales force or business presence in China, even if the purpose of which is for commercialization of the Diabetes-related Product in China.

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“Diabetes-related Product” shall mean Lumee Glucose for use in continuous monitoring of glucose for the diagnosis, mitigation, treatment or prevention of diabetes

“Commercial Rights” shall mean the rights granted by the JV to an authorized partner for conducting or performing any sales, distribution, marketing, promotional or other commercial activities for its Diabetes-related Product in China on an exclusive basis.

Liquidation and Dividend Rights:

In the event of any Deemed Liquidation Event (as defined below), the holder of Series A preference shares shall, on a pari passu basis, have a 1X participating liquidation preference to receive in preference to the ordinary shares of the JV an amount equal to such holder’s aggregate investment contribution for the Series A preference shares held by such holder as of such time.

Such liquidation preference shall apply to any of the following events (“Deemed Liquidation Event”):

■     a liquidation, winding-up or dissolution of the JV;

■     any consolidation, amalgamation, scheme of arrangement or merger of the company with or into any other Person or other reorganization in which the shareholders of the JV immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of the company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization; or

■     a sale, transfer, lease or other disposition of all or substantially all of the assets of the JV (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the JV.

Protective Provisions:

Written consent of the two (2) Investors Directors shall be required for:

■     Deemed Liquidation Event: Any Deemed Liquidation Event as defined above

■     License: Any change, amendment or termination of the License (as defined above) between the JV and the Company

■     Board Size: Any increase or decrease in size of the Board

■     Board Committees: The constitution of any Committees of the Board or any modification of the powers delegated thereto

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■     Amendments: Any amendment of the charter or bylaws of the JV and its subsidiaries

■     Annual Budget: Any approval of the annual operating budget of the JV and its subsidiaries and any material amendments

■     Employment: Termination or hiring of the CEO, CFO and other executives, and changes to their agreements

■     Equity Incentive Matters: Adoption or modifications to any stock option or equity incentive plan, including acceleration of vesting terms

■     Auditors: Changes to the JV and its subsidiaries’ auditors and accounting policies;

■     Dividends; Redemptions: Declaration or payment of certain dividends, and certain redemption or purchase of securities

■     Affiliate Transactions: Any modification, termination or entering into affiliate transactions

■     Business: Entry into or changes to any material new line of business

■     Transfers: any transfer of the JV’s securities, subject to customary carve-outs

■     Listing of Equity: Consummation of an IPO by the JV or its subsidiaries or the listing of interest on any securities exchange

■     Acquisitions, Dispositions and Licensing Agreements: Acquisitions or disposition of assets or exclusive licensing agreements in excess of US$150,000.

■     Assets: Any sale or encumbrance of substantially all of the assets or securities of the JV and its subsidiaries

■     Change of Control: any merger, consolidation, recapitalization or reorganization of the JV and its subsidiaries or any sale or exclusive license of all or substantially all of the assets of the JV and its subsidiaries

■     Debt: Any incurrence, guarantee, or retirement of value for certain debt in excess of US$150,000

■     Classification of Securities: Creation, reclassification or issuance of any securities of the JV and its subsidiaries, subject to certain exceptions

■     Corporate Liquidation: Any liquidation, dissolution or winding up the JV or its subsidiaries

■     Bankruptcy: Any bankruptcy or consent to the appointment of a custodian by the JV or its subsidiaries

■     Litigation: Settlement of any litigation or proceeding under certain circumstances, including resulting in payment in excess of US$150,000

■     Exclusivity: Entry of any joint venture, partnership, collaboration or exclusive arrangements with a Third Party by the JV or its subsidiaries

■     Certain Restrictions: Entry of arrangements that restrict certain parties from exercising the foregoing consent rights or contain restrictive covenants

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An affirmative vote of at least one (1) Company Director shall be required for:

■     Deemed Liquidation Event: Any Deemed Liquidation Event as defined above

■     Board Size: Any increase or decrease in size of the Board

■     Board Committees: The constitution of any Committees of the Board or any modification of the powers delegated thereto

■     Amendments: Any amendment of the charter or bylaws of the JV and its subsidiaries

■     Annual Budget: Any approval of the annual operating budget of the JV and its subsidiaries and any material amendments

■     Equity Incentive Matters: Adoption or modifications to any stock option or equity incentive plan, including acceleration of vesting terms

■     Auditors: Changes to the JV and its subsidiaries’ auditors and accounting policies;

■     Dividends; Redemptions: Declaration or payment of certain dividends, and certain redemption or purchase of securities

■     Affiliate Transactions: Any modification, termination or entering into transactions with persons or entities that are not Unrelated Third Parties.

■     Business: Entry into or changes to any material new line of business

■     Transfers: any transfer of the JV’s securities, subject to customary carve-outs

■     Assets: Any sale or encumbrance of substantially all of the assets or securities of the JV and its subsidiaries

■     Classification of Securities: Creation, reclassification or issuance of any securities of the JV and its subsidiaries, excluding the US11.0M Series A subscription contemplated hereby and certain other exceptions

■     Change of Control: any merger, consolidation, recapitalization or reorganization of the JV and its subsidiaries or any sale or exclusive license of all or substantially all of the assets of the JV and its subsidiaries

■     Corporate Liquidation: Any liquidation, dissolution or winding up the JV or its subsidiaries

■     Exclusivity: Entry of any joint venture, partnership, collaboration or exclusive arrangements with a Third Party by the JV or its subsidiaries

■     Certain Restrictions: Entry of arrangements that restrict the Company from exercising the foregoing consent rights or contain restrictive covenants

Transfer Restrictions:	The JV will have a right of first offer on any proposed transfers by any shareholder. If, or to the extent, the JV elects not to exercise this right, the Company and holders of Series A preference shares will have a right of first offer, on a pari passu basis, with respect to such offered shares. Transfers by holders to immediate family members, trusts or other entities for estate planning purposes or to affiliates or other customary permitted transferees, would be exempt from these provisions.

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Information Rights:	The Company and holders of Series A preference shares shall have customary information and inspection rights.
Registration Rights:	The Company and holders of Series A preference shares shall have customary registrations rights following an IPO by the JV and its subsidiaries, subject to customary lock-up terms.
Preemptive Rights:	The Company and holders of Series A preference shares shall have customary pre-emption rights, on a pro rata basis, over new issuances by the JV or its subsidiaries, subject to customary exempted issuances.
Tag-Along Rights:	The Company and holders of Series A preference shares will be entitled to customary tag-along rights on sales by other shareholders of the JV, subject to customary restrictions.
Drag-Along Rights:	Each shareholder shall be required to enter into an agreement providing that in the event (i) majority of the Board (including affirmative vote from at least two Investors Directors and Company Directors) or (ii) the holders (including at least one Investor) of not less than 75% outstanding ordinary shares (on fully-diluted and as converted basis) of the JV approve a sale or acquisition of the JV, whether by merger, sale of assets, sale of stock or otherwise, such holder will grant any necessary consents or approvals reasonably determined by the Board to be necessary in order to effect such sale or acquisition and shall waive all applicable dissenters’ and appraisal rights, subject to customary conditions.
PROFUSA Buy-back	If upon the earlier of (i) the 6 year anniversary of the last tranche of the Series A Subscription or (ii) the required dissolution or wind up of the JV by rule, regulation or court or administrative order, then at the election and upon written request by the Investors representing the majority of the Series A shares (the “Buy-back Request”) the Company shall redeem all the shares of the JV at fair market value based on a valuation determined by independent third-party valuation firm as mutually approved by the Company and at least one (1) Investor Director. For purposes of such valuation, the requirement by any rule, regulation or related court or administrative order requiring the dissolution or wind up of the JV (other than bankruptcy or receivership) shall be disregarded for purposes of such valuation exercise. If the Company fails to redeem all the shares of the JV issued to the Investors within 3 months after the date of the Buy-back Request, then the Investors and Company shall effect a trade sale conducted by an independent financial adviser as mutually approved by Company and at least one (1) Investor Director to solicit buyer offer to acquire the shares of the JV held by the Investors and the Company. If an offer emerges and the Investors representing the majority of the Series A shares decide to accept such offer, then the selling Investors shall be entitled to exercise a drag along right so that all the other Investors and the Company shall be obliged to sell all of their shares in the JV to such buyer as well on same terms of the offer.
Other terms and conditions

Customary conversion rights, anti-dilution provisions, representations and warranties relating to the JV to be provided by the JV to the parties. All legal and other terms in the definitive agreements not covered by this Term Sheet shall be as mutually negotiated and agreed to by the parties.

In the event that BC does not invest an additional amount of US$1,000,000 (amounting to an aggregate investment amount of US$2,000,000 by BC) in the Company’s sale of convertible promissory notes, the initial closing of which to be consummated concurrently on the date hereof (such initial closing, the “Initial Closing”), on or before the date that is 180 days following the date of the Initial Closing, BC’s right to subscribe for the JV’s Series A preference shares pursuant to the terms hereof shall be reduced to 50% of the subscription allocations set forth herein.

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Transaction Expenses	The cost and expenses incurred for the purpose of the incorporation of the JV, the grant of the License and the Series A Subscription shall be borne by the JV.
Confidentiality	The parties to this Term Sheet undertake, mutually and reciprocally, to treat as confidential and not make accessible to Unrelated Third Parties any information, which they obtain during the discussion and preparation for the JV without the prior approval of the parties hereto, except that the Company shall be permitted to make required disclosures to its Board of Directors, existing stockholders and new investors participating in the convertible note financing by the Company, the Company employees who reasonably need to know and its legal and other professional advisors in connection with the transactions contemplated hereby.
Governing Law and Dispute Resolution	This Term Sheet shall be governed by and construed in accordance with the laws of Singapore. Any disputes arising therefrom or in connection therewith that the parties cannot settle amicably will be resolved through binding arbitration in Singapore.

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IN WITNESS whereof the parties hereto executed this Term Sheet the day and year written above.

PROFUSA, Inc.

By:	/s/ Ben Hwang
Name: Ben Hwang
Title: Chief Executive Officer

Carbis Bay Limited

By:	/s/ Benny Chong
Name: Benny Chong
Title: Director

BC hSensor Limited

By:	/s/ Qianye Karen Liu
Name: Qianye Karen Liu
Title: Director

Tasly (International) Healthcare Capital Company Limited

By:	/s/ Yu Zhang
Name: Yu Zhang
Title: Vice President

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